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                        FOREIGN CUSTODY MANAGER AGREEMENT

                                   SCHEDULE II

                           Europe 1.25x Strategy Fund
                               NASDAQ-100(R) Fund
                         Absolute Return Strategies Fund
                               Hedged Equity Fund
                             Japan 2x Strategy Fund
                           Global 130/30 Strategy Fund
                           Global Market Neutral Fund